EXHIBIT 99.1

THURSDAY JUNE 21, 10:42 AM EASTERN TIME

PRESS RELEASE

             BIOPOOL INTERNATIONAL/XTRANA APPOINTS TIMOTHY DAHLTORP
                    CHIEF EXECUTIVE OFFICER AND BOARD MEMBER

VENTURA, Calif.--(BUSINESS WIRE)--June 21, 2001--Biopool International Inc./Xtrana (OTCBB:BIPL - news) today announced that it has named Timothy J. Dahltorp as chief executive officer.
     Dahltorp was also appointed to fill the current vacancy on the company's board of directors. Dahltorp is the company's chief financial officer, a position he will retain. Since Jan. 20, 2001, Dahltorp has served as interim chief operating officer.
     Michael D. Bick,  Ph.D.,  the company's  chairman of the board,  commented:
"Tim has done a tremendous job since his appointment as interim chief operating officer. We are fortunate that Tim is willing to step up to lead the company."
     Dahltorp joined the company as chief financial officer in September 2000. Prior to joining the company, he was chief financial officer and treasurer of The Broe Companies Inc., a collection of privately held companies based in Denver.
     Prior to that, Dahltorp was executive vice president, chief financial officer and treasurer for Alliance Entertainment Corp. in New York City, a publicly traded, $750 million distributor of pre-recorded music and related products.
     Dahltorp received a B.S. degree in finance at Drake University in Des Moines, Iowa, in 1983, and a master of business administration degree at DePaul University in Chicago, in 1987.
     Biopool International/Xtrana develops, manufactures and markets a full range of test kits to assess and diagnose disorders of blood coagulation, thrombotic risk factors, fibrinolysis, platelet function and the vascular system.
     Effective with the company's merger with Xtrana, the company also develops nucleic acid-based tests for use in drug discovery, detection of environmental and food contaminants, forensics, identity testing, human and animal diseases, genetic predisposition to disease, and other applications. To learn more about Biopool International, visit its new Web site at www.xtrana.com.


CONTACT:
     Biopool International Inc./Xtrana
     Timothy Dahltorp, 303/474-2133
     Carol Hill, 805/654-0643


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